EXHIBIT 3.2

                      CERTIFICATE OF DESIGNATIONS

                                  OF

                            PREFERRED STOCK

                                  OF

                            FI-TEK VI, INC.


Fi-Tek VI, Inc., a corporation organized under the laws of the State of Delaware, desiring to issue shares of preferred stock of which the powers, designations, preferences and relative, participating, optional or other rights, or the qualifications, limitations or restrictions thereof, have not been set forth in the certificate of incorporation or in any amendment thereto, but which have been provided in resolutions adopted by the board of directors pursuant to authority expressly vested in it by the provisions of the certificate of incorporation, hereby makes this Certificate of Designations in accordance with Section 151(g) of the Delaware General Corporation Law, and sets forth a copy of such resolutions, followed by a statement of the number of shares to which the resolutions apply:

     NOW THEREFORE BE IT RESOLVED, that a series of Preferred Stock be, and it hereby is, designated Series A Preferred Stock (herein the "Preferred Shares"), to be subject to the rights and conditions provided in the Resolutions set forth below;

     BE IT RESOLVED FURTHER, that the holders of the Preferred Shares shall have the rights, and the Preferred Shares shall be subject to the limitations and qualifications, set forth below:

     (a) AUTOMATIC CONVERSION. Each Preferred Share shall automatically be converted into two hundred ninety (290) shares of the Company's common stock, par value $0.00001 per share, upon the earlier of

          i) the filing date of the Company's Annual Report on Form 10-K (or on Form 10-KSB or other applicable Annual Report under the Securities Exchange Act of 1934, as amended) with respect to the first fiscal year in which the Company shall have attained annual sales of sixty million dollars ($60,000,000) or more, but only if such annual sales goal is reported not later than the due date (as may be extended by any authorized extension) of such Annual Report for the fiscal year of the Company ending in 2002;

          ii) the closing date of any transaction that results in a change of ownership of the Company, which is defined as a single transaction (other than transactions contemplated by the Reorganization Agreement) which results in a change in majority control of the Company, but only if such change of ownership occurs on or before the end of the Company's fiscal year ending in 2002.

The convertibility of the Preferred Shares shall terminate upon a failure of the Preferred Shares to have been converted on or before the lapse of the last opportunity for conversion set forth above in this paragraph (a).

Any holder who wishes to receive certificate(s) for common stock upon conversion of his Preferred Shares must deliver the certificate or certificates representing such Preferred Shares, duly endorsed by the holder, to the Secretary of the Company at its executive office.

     (b)  VOTING RIGHTS.  The Preferred Shares shall be nonvoting shares.

     (c) DIVIDEND AND DISTRIBUTION RIGHTS. The Preferred Shares shall have no right to participate in any dividends that may be declared with respect to any other stock of the Company. No distribution shall be made in respect of the Preferred Shares in connection with any partial or total liquidation of the Company.

     (d) REDEMPTION. If the convertibility of the Preferred Shares shall have terminated in accordance with paragraph (a), above, all of the Preferred Shares shall automatically be redeemed by the Company effective as of the date (the "Redemption Date") on which the last opportunity for conversion set forth in paragraph (a), above, shall have lapsed. The redemption price shall be paid in cash in the amount of $0.0001 per share. As of the Redemption Date, the Preferred Shares being redeemed shall be marked "cancelled" on the Company's stock transfer books (whether or not the certificates therefor have been surrendered by the holders) and, thereafter, holders of redeemed Preferred Shares shall not be considered as or possess any rights as shareholders of the Company with respect to the redeemed shares. Holders shall be paid the redemption amount due only upon surrender to the Company of the certificate or certificates representing the redeemed shares.

     (e) STATUS OF PREFERRED SHARES. Preferred Shares which have been redeemed by the Company or converted to common stock by the holders shall not be cancelled but shall revert to the status of authorized but unissued shares.

     (f) ADJUSTMENTS TO PREFERRED SHARES. The conversion ratio and similar terms governing the Preferred Shares (the "Designated Terms") shall be subject to adjustment as set forth below:

          i) In case the Company shall hereafter (A) pay a dividend or make a distribution on its Common Stock in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class),
(B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number or shares, or (D) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, the Designated Terms in effect immediately prior to such action shall be adjusted so that the Registered Holder of any Preferred Shares thereafter converted shall be entitled to receive the number of shares of capital stock of the Company which he or she would have owned immediately following such action had such Preferred Shares been converted immediately prior thereto.

          ii) An adjustment made pursuant to this subsection shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification or issue. If, as a result of an adjustment made pursuant to this subsection, the Registered Holder of any Preferred Shares thereafter converted shall become entitled to receive shares of two or more classes of capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed with the transfer agent of the Company) shall determine the allocation of the adjusted Designated Terms between or among shares of such classes of capital stock.

          iii) No adjustment in the Designated Terms shall be required to be made unless such adjustment would require an increase or decrease of at least one one-hundredth of a share; provided, however, that any adjustments which by reason of this subsection are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subsection (f) shall be made to the nearest one-hundredth of a share, as the case may be, but in no event shall the Company be obligated to issue fractional shares upon the conversion of any Preferred Share.

          iv) In the event that at any time as a result of an adjustment made pursuant to subsection (i) of this subsection (f) the Registered Holder of any Preferred Share thereafter converted shall become entitled to receive any shares of the Company other than shares of its Common Stock, thereafter the Designated Terms of such other shares so receivable upon conversion of any Preferred Shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subsections (i) through (iii) of this subsection (f).

THE COMPANY IS AUTHORIZED TO ISSUE 1,000,000 SHARES OF SERIES A PREFERRED
STOCK.

IN WITNESS WHEREOF, THIS CERTIFICATE OF DESIGNATIONS HAS BEEN EXECUTED BELOW ON BEHALF OF THE CORPORATION ON THIS TWENTY-THIRD DAY OF SEPTEMBER 1997 BY ITS PRESIDENT AND ACKNOWLEDGED BY ITS SECRETARY, THEREUNTO DULY AUTHORIZED.

                              /s/ FRANK L. KRAMER
                              --------------------------------
                              Frank L. Kramer, President


                              /s/ RONALD J. MILLER
ACKNOWLEDGED BY:              --------------------------------
                              Ronald J. Miller, Secretary

STATE OF COLORADO   )
                    ) ss.
COUNTY OF DENVER    )

     The foregoing was acknowledged before me this 24 day of September, 1997, by Frank L. Kramer, President of FI-TEK VI, INC.

     WITNESS my hand and official seal.

     My Commission expires: November 22, 1999

                                    /s/ SHIRLEY GREENBLATT
                                   ------------------------------------
                                   Notary Public




STATE OF COLORADO   )
                    ) ss.
COUNTY OF DENVER    )

     The foregoing was acknowledged before me this 24 day of September, 1997, by Ronald J. Miller, Secretary of FI-TEK VI, INC.

     WITNESS my hand and official seal.

     My Commission expires: November 22, 1999

                                    /s/ SHIRLEY GREENBLATT
                                   ------------------------------------
                                   Notary Public